Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

          This AMENDMENT to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of February 7, 2002, by and between American Standard Companies, Inc., a Delaware corporation (the “Company”), and Frederic M. Poses (the “Executive”) is effective October 6, 2004.

W I T N E S S E T H:

          WHEREAS, the Company and the Executive have previously entered into an amended and restated employment agreement dated February 7, 2002 (the “Employment Agreement”);

          WHEREAS, the Company desires to continue to secure the services of Executive for an additional year and to provide him with the appropriate incentives to continue to enhance the value of the Company for the benefit of its shareholders;

          WHEREAS, the Company and the Executive wish to amend the Employment Agreement solely as set forth below; and

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby amend the Employment Agreement as follows:

     1. The Employment Period in Paragraph 1 shall be extended through December 31, 2007.

     2. The following shall be added as Paragraph 3(c):

     Performance Bonus. At the end of the Employment Period, the independent members of the Board will determine the extent of Executive’s eligibility for a discretionary performance bonus of up to $2,500,000 (the “Performance Bonus”), based on their assessment of Executive’s success in developing both a long term strategic plan for the Company and a transition plan for his succession. The Performance Bonus will be payable (to the extent earned) on or about April 1, 2008. Executive may elect to defer receipt of the Performance Bonus upon such terms and conditions as the independent Board members may establish, provided that such deferral can be effectuated in conformance with applicable laws and regulations.

     3. The last sentence in Paragraph 5(a) shall be restated in its entirety to read:

“Notwithstanding anything else contained herein to the contrary, the Executive shall at all times be deemed vested in his accrued benefit under the Company’s Supplemental Executive Retirement Plan (“SERP”).”

     4. The following shall be added as Paragraph 5(e):

     Retirement Perquisites. So long as Executive remains in the employ of the Company throughout the Employment Period, then: (a) for the five year period commencing January 1, 2008 Executive shall be entitled to make use of an office in the Company’s New York City office or, at the Company’s election, a comparable office in New York City provided by the Company, with secretarial support provided by the Company; (b) during the same five year period, the Company shall reimburse Executive for financial planning expenses incurred up to a maximum of $10,000 per year; and (c) at the end of the Employment Period, the Company shall also pay for Executive’s buy out of the lease for Executive’s Company provided car.

     5. Paragraph 7(a) shall be restated in its entirety to read:

     Non-competition. During the Employment Period and during the one year period thereafter, Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder not in excess of 1% of the outstanding shares of any publicly traded company), that is actively engaged in any geographic area in any business which is in competition with the business of the Company.

     6. Except as modified herein, all provisions of the Employment Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

WITNESS:	American Standard Companies Inc.

/s/ J. Paul McGrath	By:	/s/ Lawrence B. Costello

Lawrence B. Costello Sr. V.P. – Human Resources

WITNESS:	/s/ Frederic M. Poses

/s/ Steven Goldstone	Frederic M. Poses

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